As filed with the Securities and Exchange Commission on March 17, 2020
Registration No. 333-235748

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
on
FORM S-8
to
REGISTRATION STATEMENT ON FORM S-4 UNDER THE SECURITIES ACT OF 1933
Ingersoll Rand Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-2393770
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

800-A Beaty Street
Davidson, NC 28036
(Address, including zip code, of principal executive offices)

Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan
(Full title of the plans)

Andrew Schiesl, Esq.
General Counsel
800-A Beaty Street
Davidson, NC 28036
Telephone: (704) 655-4000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:
Richard Fenyes, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, par value $0.01	1,256,264	N/A	N/A	N/A

(1)
This Post-Effective Amendment No. 1 (this “Amendment”) to Ingersoll Rand Inc.’s (formerly known as Gardner Denver Holdings, Inc.) (the “Registrant”) registration statement on Form S-4 (File No. 333-235748) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2019, as amended by Amendment No. 1 filed with the Commission on January 15, 2020 (the “Form S-4” and, together with this Amendment, the “Registration Statement”), relates to the common stock (the “New IR Common Stock”), $0.01 par value per share of the Registrant.

The Registrant is a party to: (i) an Agreement and Plan of Merger by and among Ingersoll-Rand plc (“Legacy IR”), Ingersoll-Rand U.S. HoldCo, Inc. (“SpinCo”), Charm Merger Sub Inc. (“Merger Sub”) and the Registrant, dated as of April 30, 2019 (the “Merger Agreement”) pursuant to which, on February 29, 2020, Merger Sub merged with and into SpinCo with SpinCo surviving (the “Merger”); and (ii) an Employee Matters Agreement by and among the Registrant, Legacy IR and SpinCo, dated as of February 29, 2020 (as amended by that certain side letter dated July 11, 2019, and as further amended by that certain side letter dated February 29, 2020, the “Employee Matters Agreement”).

At the effective time of the Merger (the “Effective Time”), the Employee Matters Agreement provided for the conversion of each outstanding Legacy IR equity award granted to SpinCo Employees (as defined in the Employee Matters Agreement) under the Ingersoll-Rand plc Incentive Stock Plan of 2018, the Ingersoll-Rand plc Incentive Stock Plan of 2013, and the Ingersoll-Rand plc Incentive Stock Plan of 2007 (as amended and restated in 2010) (collectively, the “Legacy IR Stock Plans”) into an adjusted award of stock options (“New IR Stock Options”) or restricted stock units (“New IR RSUs”), as applicable, relating to shares of New IR Common Stock under the Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (as amended, the “Plan”). The conversion of Legacy IR equity awards held by SpinCo Employees into adjusted awards of New IR Stock Options or New IR RSUs is described in the “Explanatory Note” below. This Registration Statement has been filed for the purpose of registering 1,256,264 shares of New IR Common Stock at a minimum equal to the number of shares underlying the New IR Stock Options and those New IR RSUs that the Registrant has concluded constitute Substitute Awards (i.e., awards assumed in corporate transactions that do not need to be deducted from the Plan’s share reserve) under the Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of New IR Common Stock that may become issuable in respect of the securities identified in the table above under the Plan, by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of New IR Common Stock.

(3)
All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing with the Commission of the Form S-4, to which this is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

The Registrant hereby amends the Form S-4, which the Commission declared effective at 4:00 PM Eastern Time on January 16, 2020 by filing this Amendment.

At the Effective Time, the Employee Matters Agreement provided for the conversion of each outstanding Legacy IR equity award granted to SpinCo Employees under the Legacy IR Stock Plans into an adjusted award relating to shares of New IR Common Stock under the Plan as follows:

(1) Stock Options: Each unvested Legacy IR stock option held by any SpinCo Employee immediately prior to the Effective Time or vested Legacy IR stock option held by any SpinCo Employee who is a resident of the People’s Republic of China (other than the special administrative regions of Hong Kong and/or Macau, the “PRC”) immediately prior to the Effective Time was converted into an option to purchase a number of shares of New IR Common Stock (each such award, a “New IR Stock Option”) equal to the number of shares of Legacy IR common stock subject to the corresponding Legacy IR stock option divided by the exchange ratio of 0.256 (the “New IR Ratio”) (rounded down to the nearest number of whole shares), at an exercise price per share equal to the per share exercise price under the corresponding Legacy IR stock option multiplied by the New IR Ratio (rounded up to the nearest cent), subject to the same terms and conditions (including those related to vesting and post-employment exercise provisions) as were applicable under the Legacy IR stock option immediately prior to the Effective Time;

(2) Restricted Stock Units: Legacy IR restricted stock units held by a SpinCo Employee immediately prior to the Effective Time were replaced with an award of a number of restricted stock units that may be settled in or whose value was otherwise determined by reference to the value of New IR Common Stock (each such award, a “New IR RSU”), determined by dividing the number of Legacy IR restricted stock units subject to each award by the New IR Ratio (rounded up to the nearest whole share), subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Legacy IR restricted stock units immediately prior to the Effective Time; and

(3) Forfeited Legacy IR Performance Stock Units: Legacy IR performance stock units held by a SpinCo Employee immediately prior to the Effective Time, which were forfeited at the Effective Time, were replaced with an award of a number of New IR RSUs determined by dividing (i) the average percentage payout of shares of Legacy IR common stock earned by all eligible participants who were employed for the full performance period with respect to Legacy IR performance stock units under the Legacy IR Stock Plans for 2017, 2018 and 2019, measured as of the date of settlement of such awards, multiplied by each SpinCo Employee’s outstanding Legacy IR performance stock unit award measured at target, by (ii) the New IR Ratio (rounded up to the nearest whole share); with the number of New IR RSUs then prorated based on the number of days remaining in the applicable performance period for the forfeited Legacy IR performance stock units following the Effective Time, subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Legacy IR performance stock units immediately prior to the Effective Time (except that each New IR RSU will time vest on the last day of the applicable performance period for the corresponding forfeited Legacy IR performance stock unit, subject to the employee’s continued employment through such date). The Registrant has concluded that 34,067 of the New IR RSUs that replaced Legacy IR performance stock units will not constitute Substitute Awards under the Plan and such New IR RSUs are therefore not included in the total number of shares being registered pursuant to this Amendment as they will instead be deducted from the Plan’s share reserve. This number represents the excess of the number of New IR RSUs produced by the foregoing calculation over the number that would be produced if clause (i) of such calculation used the target number (instead of the average percentage payout) of shares of Legacy IR common stock subject to the Legacy IR performance stock units.

The Registrant hereby amends the Form S-4 by filing this Amendment relating to the offering of 1,256,264 shares of New IR Common Stock at a minimum equal to the number of shares equal to those New IR Stock Options and New IR RSUs that the Registrant has concluded constitute Substitute Awards under the Plan, and shall use commercially reasonable efforts to cause any Form S-8 Registration Statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any New IR Stock Options and New IR RSUs remain outstanding. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Amendment.

Pursuant to Section E of the General Instructions to Form S-8, the contents of the Registration Statement on Form S-8 with respect to the Gardner Denver Holdings, Inc. 2017 Omnibus Incentive Plan, filed by the Registrant with the Commission on May 12, 2017 (File No. 333-217944), and the Registration Statement on Form S-8 with respect to the Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan on March 2, 2020 (File No. 333-236801) are hereby incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such previously-filed registration statements are modified as set forth in this Registration Statement.

PART I

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information “furnished,” but not “filed” with the Commission), are hereby incorporated into this Registration Statement by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 26, 2020;

2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2020, February 13, 2020, February 25, 2020 and March 4, 2020.

3.
The Registrant’s registration statement on Form 8-A (Registration No. 001-38095), filed with the Commission on May 11, 2017 pursuant to Section 12(b) of the Exchange Act, relating to the Registrant’s common stock, including all other amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Ingersoll Rand Inc. (incorporated by reference to Exhibit 3.1 to Ingersoll Rand’s Current Report on Form 8-K filed on May 17, 2017)

4.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Ingersoll Rand Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 filed by Ingersoll Rand Inc. on March 2, 2020)

4.3	Amended and Restated Bylaws of Ingersoll Rand Inc. (incorporated by reference to Exhibit 3.2 to Ingersoll Rand’s Current Report on Form 8-K filed on May 17, 2017)

4.4	Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 filed on March 2, 2020)

5.1	Opinion of Simpson Thacher & Bartlett LLP as to the shares of common stock issued by Ingersoll Rand Inc.**

23.1	Consent of Pricewaterhouse Coopers LLP relating to the audited financial statements of the Industrial Business of Ingersoll-Rand plc

23.2	Consent of Pricewaterhouse Coopers LLP relating to the audited financial statements of the Precision Flow Systems business of Silver II GP Holdings S.C.A.

23.3	Consent of Deloitte & Touche LLP relating to the audited financial statements of Gardner Denver Holdings, Inc.

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)**

24.1
Power of Attorney for legacy Gardner Denver Holdings, Inc. directors (included as Exhibit 24 to Amendment No. 1 to the Form S-4 filed with the Commission on January 15, 2020 to which this is an amendment)*

*	Previously filed as an exhibit to the original Registration Statement on Form S-4 filed on December 30, 2019, to which this is an amendment.
**	Previously filed as an exhibit to the Amendment No. 1 to the Registration Statement on Form S-4 filed on January 15, 2020, to which this is an amendment.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davidson, North Carolina, on March 17, 2020.

INGERSOLL RAND INC. (Registrant)

By:	/s/ Vicente Reynal
Name: Vicente Reynal
Title: Chief Executive Officer

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Vicente Reynal, Emily A. Weaver and Andrew Schiesl, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on March 17, 2020.

Signature		Title

/s/ Vicente Reynal
Vicente Reynal		Chief Executive Officer and Director (principal executive officer)

/s/ Emily A. Weaver		Vice President and Chief Financial Officer (principal financial officer)
Emily A. Weaver

/s/ Michael J. Scheske		Vice President and Corporate Controller (principal accounting officer)
Michael J. Scheske

*
John Humphrey		Director

*
Joshua T. Weisenbeck		Director

*
William P. Donnelly		Director

*
Marc E. Jones		Director

*
Peter M. Stavros		Director

*
Elizabeth Centoni		Director

*		Director
Kirk E. Arnold

*
Gary D. Forsee		Director

*
Tony L. White		Director

*By:	/s/ Andrew Schiesl
Andrew Schiesl		Attorney-in-Fact